SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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Strategic Hotels & Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

Orange Capital, LLC

Orange Capital Master I, Ltd.

David B. Johnson

Daniel Lewis

John D. Lyons

R. Mark Woodworth

Russell Hoffman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ORANGE CAPITAL NOTES STRATEGIC HOTELS & RESORTS’ CONFIRMATION THAT PUNTA MITA SALE PROCESS WAS NON-MARKETED AND EXCLUSIVELY NEGOTIATED WITH A MAJOR SHAREHOLDER

Strategic Hotels issued a "non-denial" of facts presented by Orange Capital

Orange Capital highlights Strategic Hotels Board received ISS’ worst possible ‘governance risk’ quick score rating; earned an “F” grade from Glass Lewis on pay-for-performance; and obtained only 66.1% average director support at the last annual meeting;

Orange Capital believes response is an admission the Board, at best, failed to apply controls and procedures that would be best practices of corporate governance

NEW YORK, NY, December 20, 2013 – Orange Capital, LLC (“Orange Capital”) holder of approximately 4% of the stock of Strategic Hotels & Resorts (NYSE:BEE) (“Strategic Hotels” or the “Company”), today announced it has issued the following letter to Ms. Sheli Z. Rosenberg, Strategic Hotels’ Lead Independent Director:

Letter Copy:

Ms. Sheli Z. Rosenberg

Lead Independent Director

Strategic Hotels & Resorts, Inc.

200 West Madison Street

Suite 1700

Chicago, IL 60606

Dear Ms. Rosenberg:

We, Orange Capital, LLC, are writing in response to your letter that sought to address our concerns surrounding Strategic Hotel & Resorts, Inc.’s ("Strategic Hotels") sale of the Four Seasons Punta Mita Resort and adjacent La Solana land parcel (collectively, “Punta Mita”).

We believe your response serves as a clear acknowledgement that the Board:

(a)	entered into the transaction on a non-marketed, exclusively negotiated basis with a major shareholder. This confirmed that no market-test was undertaken to determine if an alternative buyer would be willing to pay a higher price for a scarce luxury hotel asset;

(b)	pro-forma for the sale actually expects corporate expenses to rise as a percentage of total revenue;

(c)	never engaged an independent financial advisor to evaluate the sale of Punta Mita, despite the obvious conflict of interest associated with a transaction with a major shareholder in advance of contested Board election;

In 2013, this same Board:

(a)	earned the worst possible “governance risk” quick score rating according to ISS, a leading proxy advisor;

(b)	received an “F” grade under Glass Lewis’ pay-for-performance model;

(c)	obtained a mere 66.1% average director support at the last annual meeting, its lowest tally in the last five years;

(d)	unanimously recommended that shareholders vote against UNITE HERE’s proposal for termination of the Company’s poison pill

We believe your response is an admission that the Board, at best, failed to apply controls and procedures that would be best practices of corporate governance regarding a transaction with a major shareholder. It is unfortunate that our Board did not undertake a process that, in our opinion, would have assured that the interests of all shareholders were paramount and beyond question.

In our view, your response amounts to a “non-denial” of the facts we have clearly presented, further highlighting why new perspectives at the Company are required to improve shareholder representation and maximize value.

Respectfully,

Daniel Lewis

Managing Partner

Orange Capital, LLC

ABOUT ORANGE CAPITAL

Orange Capital, LLC is a New York-based investment firm. Orange Capital was co-founded in 2005 by Daniel Lewis and Russell Hoffman. Prior to Orange Capital, Daniel Lewis was a director with Citigroup's Global Special Situations Group.

Media:

Theodore Lowen/Phil Denning

(646) 277-1238 / (203) 682-8246

Ted.Lowen@icrinc.com / Phil.Denning@icrinc.com

Or

Shareholders:

Okapi Partners LLC

Bruce H. Goldfarb / Patrick J. McHugh / Lydia Mulyk

(855) 305-0856 / (212) 297-0720

info@okapipartners.com

ORANGE CAPITAL, LLC, ORANGE CAPITAL MASTER I, LTD. AND DANIEL LEWIS (COLLECTIVELY, "ORANGE CAPITAL") AND DAVID B. JOHNSON, JOHN D. LYONS, R. MARK WOODWORTH AND RUSSELL HOFFMAN (TOGETHER WITH ORANGE CAPITAL, THE "PARTICIPANTS") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF STRATEGIC HOTELS & RESORTS, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE

PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, ORANGE CAPITAL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD, WHEN AVAILABLE, WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (855) 305-0857.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN EXHIBIT 4 TO SCHEDULE 14A FILED BY ORANGE CAPITAL WITH THE SEC ON NOVEMBER 20, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.